EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2007, relating to the financial statements and financial statement schedule of Itron, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
May 17, 2007